UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 26, 2013

Vitran Corporation Inc.

(Exact name of registrant as specified in its charter)

Ontario, Canada	001-32449	98-0358363
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

185 The West Mall, Suite 701, Toronto, Ontario, Canada		M9C 5L5
(Address of principal executive offices)		(Zip Code)

416-596-7664

Registrant’s telephone number, including area code

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 26, 2013, Vitran Corporation Inc.’s (the “Company or “Vitran”) entered into an employment agreement with Fayaz D. Suleman, the Company’s Vice President of Finance and Chief Financial Officer (which form of agreement is attached hereto as exhibit 10.1).

The employment agreement may be terminated: by mutual consent; if the Company has cause for termination; or with a payment if the Company does not have cause for termination as described below. Under the employment agreement, Mr. Suleman has agreed that during the 12 months following his termination: (i) he will not solicit any person who is employed by the Company or any affiliate; and (ii) he will not contact any customers of the Company or any of its subsidiaries. Mr. Suleman has also agreed all confidential records, material and information concerning the Company or its affiliates shall remain the exclusive property of the Company and Mr. Suleman shall not divulge such information to any person.

Compensation. During the employment period, Mr. Suleman will: (i) receive a base salary of $258,000 per annum (subject to annual review with increases at the sole discretion of the Board of Directors), and (ii) participate in senior executive benefit plans made available by the Company to its senior executives, including without limitation, continued entitlement to the Company’s bonus plan.

Termination without cause. If the employment of Mr. Suleman is terminated by the Company and the Company does not have cause for such termination, Mr. Suleman shall receive 12 months’ compensation. The value of compensation will be based on one-twelfth of the total base salary at the date of such termination of employment and one-twelfth of the bonuses for the fiscal year preceding the date of such termination of employment. Furthermore, on the effective date of termination of his employment, all his outstanding stock options that would have vested during the 12 months following the date of termination will be deemed vested.

Change of control. If there is a “Change of Control” (as defined in Mr. Suleman’s employment agreement) of the Company and (i) the employment of Mr. Suleman is terminated without cause or (ii) Mr. Suleman resigns from his said employment at any time within 1 year after the Change of Control as a result of a material diminution of title, authority, status, duties or responsibilities or, in certain circumstances, for any reason, the Company shall pay to Mr. Suleman a lump sum amount equivalent to 18 months’ compensation. The value of compensation will be based on one-twelfth of the total base salary at the date of such termination of employment and one-twelfth of the bonuses for the fiscal year preceding the date of such termination of employment. Furthermore, on the effective date of termination of his employment, all his outstanding stock options that would have vested during the 18 months following the date of termination will be deemed vested.

For the purpose of Mr. Suleman’s employment agreement, a “Change of Control” will be deemed to have taken place if: (i) as a result of a takeover bid or other transaction that in either case is not supported by a majority of the directors of the Company, a person or entity has the legal ability to cast votes with respect to greater than 50% of the Common Shares for the purpose of electing the directors of the Company; (ii) as a result of a takeover bid, merger, consolidation or other business combination or sale of the assets of the Company that is supported by the directors, the persons who were the directors of the Company before the transaction cease to constitute a majority of the directors of the Company; or (iii) three or more directors (together or separately) are elected whose election is opposed by the then majority of the directors of the Company.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Exhibit

10.1	Employment agreement dated March 26, 2013 between Registrant and Fayaz D. Suleman*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITRAN CORPORATION INC.

DATE: March 28, 2013	By:	/s/ Fayaz D. Suleman
Fayaz D. Suleman Vice President of Finance and Chief Financial Officer